Exhibit 10.2

May 12, 2016

Neal Shear,

Cheniere Energy, Inc.,

700 Milam Street, Suite 1900,

Houston, TX 77002.

Dear Neal:

I am pleased to confirm the terms of your service as Interim Special Advisor to the Chief Executive Officer of Cheniere Energy, Inc. (the “Company”).

1. Term. Your service under this letter agreement (this “Agreement”) will begin on May 12, 2016 (the “Effective Date”) and will continue through November 12, 2016, unless terminated earlier by you or the Company or extended by mutual agreement between you and the Company (the “Term”).

2. Your Position.

(a) Position and Duties. During the Term, you will serve as an executive officer of the Company. As the Interim Special Advisor to the Chief Executive Officer of the Company, you will provide assistance to the new Chief Executive Officer of the Company in connection with his onboarding and such other interim assistance as you and the Chief Executive Officer mutually agree.

(b) Performance; Other Activities. You will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability and devote such business time and attention to the Company as you in good faith determine appropriate for the performance of your responsibilities under this Agreement. During the Term you may continue to engage in the business activities in which you currently engage (including, for the avoidance of doubt, the activities listed on the attached Schedule) and in such other activities that, taken together with your current business activities, do not materially interfere with your performance of your responsibilities under this Agreement and are consistent with the Company’s Code of Business Conduct and Ethics and your fiduciary obligations.

(c) Location. The Company agrees that you may perform your duties at such locations as you in good faith determine appropriate for your responsibilities under this Agreement. For the avoidance of doubt, you agree to perform your duties at the Company’s headquarters and to travel for Company business to the extent you determine in good faith to be necessary for the performance of your responsibilities under this Agreement.

Mr. Neal Shear	-2-

3. Your Compensation.

(a) Salary. You will receive a monthly base salary during the Term of $100,000 (your “Salary”), which will be paid to you in accordance with the Company’s ordinary payroll policies.

(b) Accrued Director Compensation. You agree that the compensation and benefits set forth in this Section 3 and Section 4 below constitute the compensation and benefits to which you will be entitled for your services (including your services as a director) to the Company during the Term.

4. Resources and Benefits During the Term.

(a) Office, Support and Business Expenses. During the Term, you will be provided executive office space and administrative support at the Company’s headquarters commensurate with your position. You will be reimbursed for any reasonable business expenses incurred by you in performing your duties to the Company in accordance with the Company’s policies.

(b) Employee Benefit Plans. During the Term, you will be entitled to participate in each of the Company’s employee benefit and welfare plans on a basis consistent with similarly situated executives of the Company.

(c) Indemnification. This Agreement in no way affects your Indemnification Agreement with the Company as may be amended from time to time, which continues in full force and effect.

5. Service at Will. You or the Company may terminate your service under this Agreement at any time for any reason, or for no reason. In addition, neither you nor the Company is under any obligation to continue your employment beyond the Term. If the Company terminates your service under this letter agreement without Cause (as defined in the Company’s 2015 Long-Term Cash Incentive Plan) prior to November 12, 2016, then you will be entitled to continued payment of your Salary through November 12, 2016, which will be paid to you in accordance with the Company’s ordinary payroll policies. You will not participate in any severance plan or arrangement of the Company or otherwise be entitled to any severance on a termination of your service under this Agreement for any reason.

6. General.

(a) Withholding. The Company may withhold from any payment to you any taxes that are required to be withheld under any law, rule or regulation.

(b) Section 409A. This Agreement and the amounts payable under it are intended to be exempt from or comply with the requirements of Section 409A of the Code (“Section 409A”) and shall be interpreted, construed, and performed consistent with such intent. To the extent you would otherwise be entitled to any payment or benefit under this Agreement that constitutes “deferred compensation” subject to Section 409A, and that if paid or provided during the six months beginning on the date

Mr. Neal Shear	-3-

of termination of your service would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment (together with any earnings) or benefit will be paid or provided to you on the earlier of the six-month anniversary of your date of termination or your death. In addition, any payment or benefit due upon a termination of your service that represents “deferred compensation” subject to Section 409A shall be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.

(c) Entire Agreement. This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement or term sheet, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

(d) Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. No failure or delay by you or the Company to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(e) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Texas applicable to contracts made and to be performed entirely within that State.

(f) Attorney’s Fees. The Company will engage an attorney at its expense or reimburse you any reasonable, documented attorneys’ fees incurred by you, in either case in connection with the negotiation of this Agreement.

(g) Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

*        *        *

Mr. Neal Shear	-4-

To indicate your agreement with the foregoing, please sign and return this Agreement, which will become a binding agreement on our receipt.

Very truly yours,

Cheniere Energy, Inc.

/s/ Katie Pipkin
By: Katie Pipkin
Title: Senior Vice President, Business Development & Communications

Accepted and agreed:

/s/ Neal A. Shear
Neal Shear

Mr. Neal Shear	-5-

Schedule

•	Partner of SilverPeak Strategic Partners LP and SilverView

•	Director of GreenKey Resources

•	Advisor to the International Energy Exchange